SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a party other that the Registrant

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2)

☐Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

AEROSONIC CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required

☐ Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Notice of Annual Meeting &

Proxy Statement - July 14, 2005

AEROSONIC CORPORATION

(A DELAWARE CORPORATION)

1212 North Hercules Avenue

Clearwater, Florida  33765

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AEROSONIC CORPORATION:

The 2005 Annual Meeting of Stockholders (the “Meeting”) of AEROSONIC CORPORATION (the “Company”) will be held at the Tampa Marriot Waterside, 700 Florida Avenue, Tampa, Florida 33607, on July 14, 2005, at 10:00 A.M., local time, for the following purposes, which are discussed in the accompanying Proxy Statement:

1.

To elect one director to the board of directors of the Company, to hold office until his successor has been duly elected and qualified;

2.

To amend the Company's Restated Certificate of Incorporation, as amended, to increase the number of shares of common stock authorized to be issued from Eight Million (8,000,000) shares to Forty Million (40,000,000) shares and to authorize the Company to issue up to Ten Million (10,000,000) shares of "blank check" preferred stock; and

3.

To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The foregoing items are more fully described in the Proxy Statement attached hereto and made a part of this Notice.  The Board has fixed the record date for determination of the stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof as June 8, 2005, at the close of business.

If you are unable to attend the Meeting, please mark, sign and date the enclosed proxy and return it promptly in the envelope provided herewith.  Your proxy may be revoked at any time before it is voted by filing with the Secretary of the Corporation a written revocation or a proxy bearing a later date, or by attending and voting at the Meeting.  If you submit a proxy, you may still vote your stock in person at the Meeting if you so desire.

By Order of the Board of Directors,

David A. Baldini

President and Chief Executive Officer

June 24, 2005

Clearwater, Florida

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.  YOU MAY VOTE BY USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AEROSONIC CORPORATION

1212 North Hercules Avenue

Clearwater, Florida  33765

PROXY STATEMENT

Annual Meeting of Stockholders

to be held July 14, 2005

GENERAL INFORMATION

A Notice of the Annual Meeting of Stockholders (the “2005 Meeting” or simply the “Meeting”) of Aerosonic Corporation (the “Company”) is set forth on the preceding page, and there are enclosed herewith proxies which are being solicited by the Board of Directors of the Company.  The cost of this solicitation will be borne by the Company.  In addition to solicitation by mail, the officers and regular employees of the Company may solicit proxies personally or by telephone or telegram.  This Proxy Statement and the form of proxy are first being sent to stockholders on or about June 24, 2005.  A copy of the Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2005 is being mailed herewith.

All shares represented by valid proxies received by the Company prior to the Meeting will be voted as specified in the proxy.  If no specification is made by a stockholder giving a proxy, discretionary authority thereby shall have been conferred by the stockholder and the applicable shares will be voted FOR (1) the election of the nominee as director (described below under Proposal No. 1); and (2) the approval of the  amendment with respect to the increase in authorized capital stock, including authorization to issue "blank check" preferred stock, of Aerosonic Corporation (described below under Proposal No. 2).

If discretionary authority is conferred by the stockholder pursuant to the proxy, the shares also will be voted on such other matters as may properly come before the Meeting in accordance with the best judgment of the proxy holders.  A stockholder giving a proxy has the right to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting his shares in person.

VOTING SECURITIES AND VOTING RIGHTS

Only holders of record of Common Stock, $0.40 par value per share (the “Common Stock” or simply, the “shares”), of the Company as of the close of business on June 8, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and at any adjournment thereof.  On the Record Date, the outstanding number of shares entitled to vote consisted of 3,921,019 shares of Common Stock.  The holders of the Common Stock are entitled to one vote per share.  There are no other classes of voting stock issued and outstanding.

QUORUM AND REQUIRED VOTE

A majority of the Company’s outstanding Common Stock entitled to vote at the Meeting, present in person or represented by proxy will be necessary to constitute a quorum for the transaction of business at the Meeting.  Under Delaware law and the bylaws of the Company, the affirmative vote of the holders of (i) a plurality of the shares voting at the Meeting will be required to elect each director (as discussed below under Proposal No. 1); and (ii) a majority of the shares entitled to vote at the Meeting will be required to approve the increase in the authorized capital stock, including authorization to issue "blank check" preferred stock of Aerosonic Corporation (as discussed below under Proposal No. 2).  Abstentions, withheld votes, and broker non-votes (collectively “Non-Votes”) will count for quorum purposes, but will not be deemed votes cast in determining whether the majority of votes cast on Proposal No. 1, which nominees receive the greatest number of votes cast or, with respect to Proposal No. 2 was FOR or AGAINST such proposal.  Likewise, the affirmative vote of a majority of the shares voting on any other matters acted upon at the Meeting (excluding all Non-Votes) will be required to approve such matters.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.  The American Stock Exchange rules permit nominees (such as brokers) to vote proxies for their beneficial owners, in their own discretion, on Proposal No. 1.

Proposal No. 1. – Election of Director

The Company’s Bylaws provide that the number of directors which shall constitute the whole board shall be determined by the Board of Directors and shall consist of not less than three or more than seven members, as may be fixed from time to time by action of the Board or of the stockholders.  The Board currently consists of five directors, each of which was elected at the 2004 annual meeting of stockholders.

The Nominating/Corporate Governance Committee of the Board has nominated as a director the one individual listed below, to serve in the class designated, and the Board has endorsed such nomination.

The persons named in the enclosed proxy will vote all properly executed proxies for the election of the nominees named below unless authority to vote is withheld.  In the event any nominee is unable to serve, the persons named in the proxy may vote for such substitute nominee or nominees as they, in their discretion, shall determine.  The Board of Directors has no reason to believe that the following nominee will be unable to serve as a director.

Class I Director (whose term will expire in 2008)

Thomas E. Whytas, age 40, became a director in May 2004.  Mr. Whytas, a U.S. veteran, has 22 years of experience in the aerospace industry. He is currently the Chief Financial Officer at Medical Education Technologies Inc. (METI), the industry leader in medical simulation technology.  Prior to METI, he served 15 years at CAE USA Inc. in positions of increasing responsibility up through the position of Chief Financial Officer and Finance Director of CAE’s U.S. operations. A Certified Public Accountant, Mr. Whytas also holds a Master’s Degree in Accounting from the University of South Florida.

Please see "Director Compensation" on page 5 for information on the compensation arrangements with our directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Other directors not standing for election at the Meeting

Other than the current nominee, there are 4 remaining members of the board of directors who served during fiscal 2005 and will continue to serve as members of our board.  Mr. William C. Parker, a Class I director elected in 2004, passed away in April of 2005.

Class II Directors (whose term will expire in 2006)

Robert J. McGill, age 43, became a director in August 2003.  Mr. McGill is President of L-3 Communications-Display Systems, a division of L-3 Communications Corporation.  Since 1983, Mr. McGill has worked in the aerospace and defense industry holding positions of increasing responsibility with Miltope Corporation, GEC Marconi, Loral Corporation and Lockheed Martin Corporation.  Mr. McGill holds a BS degree from Dowling College and an MBA from Georgia State University.

P. Mark Perkins, age 48, has been a director since 1997.  Mr. Perkins has over 18 years of experience in various segments of the aviation industry.  In July 1997, he was elected as a director of the Company while serving as Vice President of Marketing at Gulf Aerospace, Inc.  In 1998, Mr. Perkins became Executive Vice President of Sales and Marketing for the Company, and he continues to serve in that capacity.

Class III Directors (whose term will expire in 2007)

David A. Baldini, age 55, has been a director since 1995.  Mr. Baldini was with Teledyne Industries Inc. from 1974 through 1993.  He was President of Teledyne Avionics from 1990 and has retained that position since Teledyne Avionics was acquired in 1993 and became a wholly owned subsidiary of the Company, named Avionics Specialties, Inc.  Mr. Baldini was elected President of the Company in November 2002 and subsequently was designated as the Chief Executive Officer.  He has a B.S. Degree in Economics from Hampden-Sydney College.

David M. Vosen, age 57, became a director in March 2003.  Mr. Vosen has been with Liberty Bank since June of 2004, and was formerly President of SouthTrust Bank Tampa Bay since 1990.  Mr. Vosen has held positions of increasing responsibility since 1969 with Marshall & Ilsley, Wachovia Bank, Bank of America, SunTrust Banks and SouthTrust Bank.  He is a graduate of the University of Wisconsin, where he studied finance and economics.

Executive Officers of the Company

Mr. Baldini and Mr. Perkins serve as executive officers of the Company, as noted above.

Gary E. Colbert, age 47, became the Chief Financial Officer in January 2003, and subsequently was named Executive Vice President, Secretary and Treasurer of the Company.  Mr. Colbert has an MBA in Finance and Marketing from Washington University, is a Certified Management Accountant and is a Certified Financial Manager.  He has extensive domestic and international accounting, financial and operational experience, especially in manufacturing industries.

Carmelo Russo, age 59, is Executive Vice President of Production.  Mr. Russo has over 15 years of experience in the aviation industry.  He was elected as an officer of the Company in October 1997 and was elected to the Board of Directors in February 1999.  Mr. Russo resigned his position as a member of the Board of Directors on June 1, 2001.

Meetings and Committees of the Board of Directors

During the fiscal year ended January 31, 2005, the Board held nine meetings.

The Board currently has, and appoints members of, a standing Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee.

Audit Committee.  The Audit Committee is composed entirely of “independent directors” as determined by the “audit committee” independent director standards of the American Stock Exchange (the “Amex”).  Its members are David M. Vosen, who is also its current chairman, Robert J. McGill and Thomas E. Whytas.  At the beginning of fiscal year 2005, the Audit Committee was composed of Charles M. Foster, Jr., Robert J. McGill and David M. Vosen.  Mr. Foster resigned from the Board in May 2004.  The resulting vacancy was filled by Mr. Whytas, and he promptly was appointed to the Audit Committee and the Nominating/Corporate Governance Committee.  The Board of Directors had determined prior to Mr. Foster’s recent resignation as a director, that he was an “audit committee financial expert” as defined by SEC Regulation S-K.  Prior to its election of Mr. Whytas to the Board, to fill the vacancy resulting from the resignation of Mr. Foster, the Board concluded that Mr. Whytas also would qualify as an “audit committee financial expert” defined by SEC Regulation S-K.  Mr. Whytas now serves on the Audit Committee as a designated “financial expert”.  The Audit Committee met four times during the fiscal year ended January 31, 2005.  The functions performed by the Audit Committee are described in the Audit Committee Report, set forth below, and in the Audit Committee Charter adopted by the Company’s Board of Directors.

Compensation Committee.  The Compensation Committee members are Robert J. McGill, David M. Vosen and Thomas E. Whytas, each of whom is an "independent" director as determined by standards established by Amex for compensation committees.  During fiscal year 2005, Robert J. McGill and Thomas E. Whytas were appointed to the Compensation Committee.  William C. Parker, a former director of the Company, served as a member of the Compensation Committee until his death in April 2005.  The Compensation Committee, which met two times during the fiscal year ended January 31, 2005, has authority as delegated by the Board to review and approve employee benefit plans and administer the Company’s executive compensation plans, as set forth in its Charter.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee (the “Nominating Committee”) members at the beginning of fiscal year 2005 were William C. Parker, Robert J. McGill, who is currently the chairman of the committee, and Thomas E. Whytas, each of whom is an “independent director” as determined by standards established by the Amex for nominating committees.  During fiscal year 2005, Messrs. Parker and Whytas resigned from the Nominating Committee, as they were standing for election at the 2005 annual meeting of stockholders.  To fill those vacancies, David M. Vosen was elected to the Nominating Committee.  The Nominating Committee, which was created in April 2003, reviews and assesses the composition of the Board, assists in identifying potential new candidates as directors, and submits its recommendations for nomination of directors to the Board.  The Nominating Committee also regularly reviews the size and composition of the Board, individual director performance, and level of compensation of directors, and recommends to the Board any changes to those aspects of the Board and the individual directors.  The Nominating Committee met three times during the fiscal year ended January 31, 2005.

The Nominating Committee will consider nominees recommended by stockholders of the Company.  To recommended a prospective nominee to the Nominating Committee for the 2006 Annual Meeting, stockholders must submit the prospective nominee’s name and qualifications to the Secretary of the Company, in writing, by delivering or sending such recommendation no later than March 1, 2006 to the following address: Aerosonic Corporation, 1212 North Hercules Avenue, Clearwater, Florida, 33765, Attention: Secretary.  Stockholders are urged to assure delivery of their recommendations by arranging for some form of delivery receipt.

The Nominating Committee’s policy regarding the consideration and selection of director candidates (whether recommended by directors, other members of management, stockholders, or any other persons) is to seek candidates who have a demonstrable record of personal and professional ethics and integrity, business and professional experience, knowledge of the Company’s industry, academic achievements, service on other boards of directors, and civic involvement.  The Nominating Committee has not set any objective minimum qualifications that must be met by a nominee, but rather seeks to identify candidates with outstanding backgrounds and experience as measured by the above selection criteria.

The Nominating Committee’s process for identifying and evaluating director nominees includes active solicitation of suggestions from the Company’s management, as well as from executives and directors in other corporations within the Company’s industry and in related industries.  The Nominating Committee also has been interested in any suggestions made by stockholders, and has established the policy referred to above of requiring that stockholders submit this information in writing.  The Nominating Committee will require a careful background check by an independent contractor of any candidate it deems as an appropriate nominee, before making a recommendation of that person to the Board.

The Nominating Committee's charter is currently available at the Company's website at www.aerosonic.com.

The Nominating Committee did not receive any recommended nominees from the Company’s stockholders since the July 14, 2004 annual meeting of stockholders.  The Company has not paid any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees, but may consider the use of such third parties in the future.

Communications to the Board from Stockholders

The Board welcomes communications from the Company’s stockholders, and requests that all such communications be sent to the Secretary of the Company at Aerosonic Corporation, 1212 North Hercules Avenue, Clearwater, Florida 33765.  Such communications also may be addressed to one or more directors, or to the entire Board.  If a stockholder requests that any such communication be treated as confidential and delivered only to one or more of the directors, the communications can be submitted in a sealed envelope with a request that the communication be treated as a confidential matter for immediate delivery to the intended recipient(s).

Attendance by Directors at Annual Meetings

The Company encourages all directors to attend every annual meeting of stockholders, in person, as well as the subsequent annual meetings of the Board.  Last year’s July 14, 2004 annual meeting of stockholders was attended by all five of the current directors.

Compensation of Directors

Non-officer members of the Board are paid $3,000 for attending each Board meeting, and members of committees of the Board are paid an additional $1,500 for attending each committee meeting.

During fiscal year 2005, the Company was a party to a Supplemental Pension Plan agreement with William C. Parker, a former director of the Company, pursuant to which Mr. Parker received monthly pension payments from the Company of $4,166.67.  This plan had been in existence since January 1, 1999.  In May 2003, the Company and Mr. Parker executed a new Supplemental Pension Plan agreement, which became effective as of January 1, 2004, extending the then-existing Supplemental Pension Plan, and pursuant to which Mr. Parker would continue to receive monthly payments of $4,166.67 through December 2006.  This plan terminated upon the death of Mr. Parker in April 2005.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 31, 2005, the Company’s Compensation Committee was comprised of Messrs. McGill, Parker, Vosen and Whytas, none of whom were executive officers during such period.  Mr. Parker was employed by the Company for 34 years, most recently as its President, until his retirement in 1997.  During fiscal 2005, the Company was a party to a Supplemental Pension Plan agreement with Mr. Parker pursuant to which he received monthly pension payments from the Company of $4,166.67.  Obligations under this agreement with Mr. Parker terminated upon his death in April 2005.

Proposal No. 2. – Authorized Capital of the Company

The board of directors unanimously approved and recommended that the stockholders approve a proposal to amend the certificate of incorporation to increase the Company's authorized shares of capital stock from Eight Million (8,000,000) shares of Common Stock to Forty Million (40,000,000) shares of Common Stock and to authorize the issuance of up to Ten Million (10,000,000) shares of “blank check” preferred stock.  The text of the proposed amendments to the certificate of incorporation is set forth in full in Appendix A and is hereby incorporated into this Proxy Statement by reference.

The existing certificate of incorporation authorize the issuance of up to Eight Million (8,000,000) shares of Common Stock, $0.40 par value.  The proposed amendment to the certificate of incorporation would increase the authorized shares of capital stock from Eight Million (8,000,000) shares to Forty Million (40,000,000) shares of Common Stock and would authorize the issuance of up to Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share.  The preferred stock would be issued in one or more classes or series with each class or series having such rights and preferences as the board of directors may determine when authorizing the class or series.  This type of class of securities is commonly referred to as “blank check” preferred stock.

If Proposal No. 2 is approved by the stockholders, shares of preferred stock will be available for issuance from time to time for such purposes and consideration as the board of directors may approve.  No further vote of the stockholders will be required in connection with the authorization of a class or series of preferred stock or the issuance of shares of an authorized class or series, unless otherwise required by applicable law or the rules of the American Stock Exchange.

The Company has no present plans to authorize any series of preferred stock or to issue any shares within a class or series of preferred stock.

In the event that the board of directors does authorize, designate and issue shares of preferred stock, the board may exercise its discretion in establishing the terms of such preferred stock.  In the exercise of such discretion, the board may determine the voting rights, if any, of the class or series of preferred stock being authorized, which could include the right to vote separately or as a single class with the common stock and/or other classes or series of preferred stock, including with respect to the election of directors; to have more or less voting power per share than that possessed by the Common Stock or other classes or series of preferred stock; and to vote on certain specified matters presented to the stockholders or on all of such matters or upon the occurrence of any specified event or condition.  On the liquidation of the Company, dissolution or winding up, the holders of any class or series of preferred stock may be entitled to receive preferential cash distributions fixed by the board when creating the particular class or series of preferred stock before the holders of Common Stock are entitled to receive anything.  The board of directors will also have the discretion to provide the dividend rights and dividend rate of any class or series of preferred stock.  Preferred stock authorized by the board could be redeemable or convertible into shares of any other class or series of our capital stock, including Common Stock.

The board of directors believes the authorization of preferred stock is necessary to provide us with the flexibility to act in the future with respect to financing programs, acquisitions, stock splits and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of preferred stock may arise.  Such a delay might deny us the flexibility that our board views as important in facilitating the effective use of the securities of our company.

In addition, shares of authorized preferred stock may be used as a means of preventing or dissuading an unsolicited change in control or takeover of our company.  Shares of authorized preferred stock, as well as shares of authorized but unissued Common Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of the Company, or could be issued to purchasers who would support the board of directors in opposing an unsolicited takeover proposal.  Moreover, the existence of the authority to issue preferred stock, as well as the issuance of a class or series of our preferred stock, if approved by the board, may have the effect of discouraging an unsolicited challenge for control or make it less likely that such a challenge, if attempted, would be successful.

The authorization of preferred stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the stockholders then-present following the amendment of the certificate.  However, to the extent that shares of preferred stock having voting rights are subsequently issued to persons other than then-current stockholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on then-current stockholders.

The amendment to the certificate of incorporation to increase the authorized Common Stock and to authorize the issuance of preferred stock will be approved if a majority of the issued and outstanding shares of Common Stock, whether present in person or represented by proxy, entitled to vote is voted in favor of the amendment.  For purposes of amending the certificate of incorporation, abstentions and broker non-votes will have the same effect on the outcome as votes cast in opposition to the amendment.

None of the directors or executive officers has any financial or other personal interest in the adoption of the proposed amendments described in this proposal, except insofar as the use of preferred stock to prevent or dissuade an unsolicited change in control or takeover of the Company might allow those individuals to remain in their positions and earn compensation for their services for a longer period of time.

OWNERSHIP OF SECURITIES

Based on a review of filings with the Securities and Exchange Commission (the "SEC"), as well as information available to the Company, the following table sets forth information regarding owners of 5% or more of the Company’s Common Stock, and the percentages below were calculated on the basis of 3,921,019 shares of Common Stock issued and outstanding as of June 14, 2005:

Name of Beneficial Owner	Amount of Shares Beneficially Owned	Percent of Class
First Commercial Bank 800 Shades Creek Parkway Birmingham, AL 35202-1746 …………………………	1,096,572	28.0%

Miriam Frank 1771 Oak Creek Drive Dunedin, FL 34698 …………………………………………	230,063	5.9%

The following table sets forth information regarding ownership of the Company’s Common Stock by executive officers and directors of the Company, and the percentages below were calculated on the basis of 3,921,019 shares of Common Stock issued and outstanding as of June 14, 2005:

Name of Beneficial Owner(1)	Amount of Shares Beneficially Owned	Percent of Class
David A. Baldini …………………………………………………	24,515 (2)	*
Gary E. Colbert …………………………………………………	4,000	*
P. Mark Perkins …………………………………………………	10,000	*
Carmelo Russo …………………………………………………	3,168	*
Robert J. McGill …………………………………………………	0	*
David M. Vosen …………………………………………………	0	*
Thomas E. Whytas …………………………………………	0	*
All executive officers and directors as a group (7 persons)	41,683	1.1%

(1)

Mr. William C. Parker was a director of the Company until he passed away on April 2, 2005.  As of such date, he was the beneficial owner of some 26,389 shares of Common Stock.  These shares are not included in the table above, nor in calculating the number of shares or percentage of the class owned by all executive officers and directors as a group.

(2)

Of this amount, 7,000 shares are held jointly by Mr. Baldini and his spouse.

An asterisk (*) in the table above indicates that the shares of Common Stock beneficially owned by such executive officer or director, if any, represent less than 1% of all Common Stock outstanding.

SUMMARY EXECUTIVE OFFICER COMPENSATION TABLE

The following table sets forth information concerning the compensation earned by the Company's chief executive officer and the other executive officers (our “named executive officers”) for services rendered in all capacities to the Company in fiscal 2003, 2004 and 2005.

Name and Principal Position (a)	Year Ended January 31 (b)	Salary (c)	Bonus (d)	Other Annual Compensation (e)		All Other Compensation (i)		Total
David A. Baldini	2005	$192,265	$59,300	-		$ 6,465	(2)	$ 258,030
Chief Executive Officer, Chairman as of June 2004, President as of November 2002	2004	$179,458	-	$ 4,385	(1)	$ 15,373	(2) (9)	$ 199,216
and Executive Vice President until that time	2003	$168,683	-	$ 15,900	(1)	$ 16,442	(2) (9)	$ 201,025

Gary E. Colbert	2005	$152,234	$23,625	$ 6,586	(3)	$ 2,394	(4)	$ 184,839
Executive Vice President and Chief Financial Officer, Treasurer	2004	$135,193	-	$ 7,652	(3)	$ 149	(4)	$ 142,994
and Secretary since January 2003	2003	$ 3,846	-	-		-	-	$ 3,846

P. Mark Perkins	2005	$155,907	$32,000	$ 968	(5)	$ 4,597	(6)	$ 193,472
Executive Vice President	2004	$142,893	-	$ 7,796	(5)	$ 12,455	(6) (9)	$ 163,144
Sales and Marketing	2003	$133,770	-	$ 17,173	(5)	$ 12,679	(6) (9)	$ 163,622

Carmelo Russo	2005	$170,461	$17,220	$ 1,451		$ 2,287	(8)	$ 191,419
Executive Vice President	2004	$163,424	-	$ 5,458	(7)	$ 19,001	(8) (9)	$ 187,883
Operations	2003	$133,885	-	$ 9,250	(7)	$ 19,324	(8) (9)	$ 162,459

(1)

These amounts include the payment by the Company of automobile expense reimbursements to Mr. Baldini of $4,385 and $14,250 in fiscal years 2004 and 2003, respectively.

(2)

These amounts represent the payment of $5,734, $4,669 and $4,436 in matching contributions to Mr. Baldini’s 401(k) plan in fiscal years 2005, 2004 and 2003, respectively, the payment of $731, $347 and $317 in term life insurance premiums on behalf of Mr. Baldini in fiscal years 2005, 2004 and 2003, respectively and, in 2004 and 2003, the payment of the annual whole life insurance premiums described in footnote (9) below.

(3)

In fiscal years 2005 and 2004, Mr. Colbert received automobile expense reimbursements of $3,267 and $7,652, respectively.  In fiscal year 2005, Mr. Colbert received professional development expense reimbursements of $3,320.

 (4)

In fiscal year 2005, the Company paid $2,208 in matching contributions to Mr. Colbert’s 401(k) plan.  In fiscal years 2005 and 2004, the Company paid term life insurance premiums of $186 and $149, respectively, on behalf of Mr. Colbert.

 (5)

In fiscal years 2005, 2004 and 2003, Mr. Perkins received automobile expense reimbursement of $968, $7,796 and $17,173, respectively.

 (6)

These amounts represent the payment of $4,399, $3,813 and $3,300 in matching contributions to Mr. Perkins’ 401(k) plan in fiscal years 2005, 2004 and 2003, respectively, the payment of $189, $181 and $108 in term life insurance premiums on behalf of Mr. Perkins in fiscal years 2005, 2004 and 2003, respectively and, in 2004 and 2003, the payment of the annual whole life insurance premiums described in footnote (9) below.

 (7)

In fiscal years 2005, 2004 and 2003, Mr. Russo received automobile expense reimbursement of $1,451, $5,258 and $9,250, respectively.

 (8)

These amounts represent the payment of $1,656, $3,405 and $3,300 in matching contributions to Mr. Russo’s 401(k) plan in fiscal years 2005, 2004 and 2003, respectively, the payment of $631, $619 and $310 in term life insurance premiums on behalf of Mr. Russo in fiscal years 2005, 2004 and 2003, respectively and, in 2004 and 2003, the payment of the annual whole life insurance premiums described in footnote (9) below.

 (9)

These amounts represent the payment by the Company of premiums of $9,083, $6,559 and $11,090 on behalf of David A. Baldini, P. Mark Perkins and Carmelo Russo, respectively, under life insurance arrangements between the Company and such executives in fiscal year 2004, the payment by the Company of annual premiums of $11,689, $8,439 and $14,272 on behalf of David A. Baldini, P. Mark Perkins and Carmelo Russo, respectively, under life insurance arrangements between the Company and such executives in fiscal year 2003.

Pursuant to the terms of the above referenced life insurance arrangements, which were entered into in approximately October and November 1998, (a) the Company paid the annual premiums under variable whole life insurance policies for the benefit of Messrs. Baldini, Perkins and Russo and their designated beneficiaries in fiscal years 2004 and 2003 and earlier fiscal years, (b) the Company was entitled to a refund of its premium payments out of the proceeds, if any, of any payout under such variable whole life insurance policies, and (c) Messrs. Baldini, Perkins, Russo or their respective designated beneficiaries, as the case may be, were entitled to the balance, if any, of any such payout after the refund of the Company’s premium payments.  Additionally, pursuant to the arrangements, Messrs. Baldini, Perkins and Russo had the right to make interest free draws from the cash value accumulated under their respective policies, and they were not obligated to repay any such draw and their interests in their respective policies were offset by any such draws only to the extent that the balance of any payout under the policy, after the refund of the Company’s premiums, would be reduced by the amount of the draw (including if the result of such arrangement was the inability of the Company to realize a return of all or a portion of its premium payments).  Mr. Baldini did not make any such draw during the term of his arrangement.  Mr. Perkins drew $18,815.36 from his variable whole life policy in fiscal 2002, and the benefit derived by him in fiscal years 2004 and 2003 from the interest free term of such draw was $555 and $832, respectively.  Mr. Russo drew $32,330.04 from his variable whole life policy in fiscal 2002, and the benefit derived by him in fiscal years 2004 and 2003 from the interest free term of such draw was $961 and $1,442, respectively.  The Company and Messrs. Baldini, Perkins and Russo terminated their arrangements during fiscal year 2004.  In connection with such terminations and in accordance with the arrangements, the Company received a refund of its premiums of $36,377.59 on Mr. Baldini’s policy, $10,640.26 on Mr. Perkins’ policy, and $19,181.06 on Mr. Russo’s policy, and Mr. Perkins and Mr. Russo were not required to repay any of their portion of their respective draws.

Severance and Other Arrangements

In May 2003, the Company entered into Employment Agreements with Mr. Baldini and Mr. Perkins.  These Employment Agreements are each for a three-year period of time, and are automatically renewed on each anniversary date of the Employment Agreements, for another term of three years, unless either party gives 180 days prior notice of termination.

The Employment Agreements of Mr. Baldini and Mr. Perkins require certain minimum performance standards and include confidentiality and non-compete provisions, among others, in exchange for a minimum base annual salary of $183,000 for Mr. Baldini and $148,175 for Mr. Perkins.  The agreements may be terminated by the Company for, among other reasons, a material breach by the employee or a determination by the Company’s Board of Directors to terminate the agreement, with or without cause.  Each of the agreements provides that in the event the agreement is terminated by the Company’s Board of Directors, the employee shall continue to be bound by the non-compete provisions for a period of three years and (unless such termination is for specified breaches or certain other events) shall continue to receive his annual salary during such time.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this proxy statement, in whole or in part, the following Report of the Compensation Committee on executive compensation, Audit Committee Report and stock performance graph shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The goal of our executive compensation is to incentivize and reward superior executive performance and encourage diligence, hard work and dedication.  By doing so, we hope to attract and retain the best available people and create long-term stockholder value.

The primary element of our executive compensation is base salary.  Executive officers’ base salary is determined by each officer’s employment agreement with the Company, and is reviewed on an annual basis.  Executive officers’ employment agreements do not set any required bonus amount or guarantee any bonus.  However, each year the Company rewards superior executive performance through bonuses, although bonuses are typically a small component of each executive’s overall compensation.  We believe that this structure allows the Company the flexibility to reward performance without creating a system where annual bonuses are paid without regard to Company performance and are viewed as an entitlement rather than an incentive and reward.

In determining executive compensation, bonuses and any increases in base salary, we rely primary upon our assessment of each executive’s performance and potential to enhance long-term stockholder value.  We rely upon our judgment of numerous factors, and not solely upon set numerical performance data or similar guidelines.  We do not use short term changes in our stock price as a guide in determining executive compensation.  Key factors affecting our judgments include the nature and scope of each executive’s responsibilities, effectiveness, productivity and growth.  Of course, in order to attract and retain talented executives, our executive compensation also is calibrated by comparison to the executive compensation of executives at similarly sized and situated companies in our geographic area.

With respect to compensation paid for the fiscal year ended January 31, 2005, the Compensation Committee reviewed with the Board of Directors the performance of the executive officers of the Company for the purposes of determining the base salary of each, the amounts of any cash bonuses and other benefits, if any, to be paid or granted in consideration for the services that were provided during the fiscal year ended January 31, 2005.

We analyzed several factors, both qualitative and quantitative in determining overall compensation packages for fiscal 2005 in order to tie financial rewards paid to the Company's executive officers, including the Chief Executive Officer, to both then-current and expected future financial performance of the Company.  In reviewing the fiscal 2005 performance for the Company, including the improvement in core product revenues, the results of the Company’s major development contract with a significant customer, the resolution of an SEC investigation of the Company, the development in fiscal 2005 of new products targeted for introduction during the upcoming 2006 fiscal year, the refinancing of the Company’s debt facilities with substantially more favorable terms and conditions, the negotiation of a favorable settlement with the Company’s insurance carrier with respect to a material casualty claim, the evaluation of financial performance metrics such as revenue, EBIT, cash flows, earnings per share, and the contributions of each executive officer with respect to the Company’s performance for such period, the Compensation Committee recommended and the Board of Directors determined that each executive officer, including the Chief Executive Officer, was entitled to the base salary, cash bonus and other compensation reported as having been paid based on such executive officer’s individual performance.

Basis for Chief Executive Officer Compensation

The Committee uses the same procedures described above for all other executive officers in setting the annual salary and bonus for David A. Baldini, the Company's Chief Executive Officer.  The Committee will evaluate the performance of Mr. Baldini at least annually based upon both the Company's financial performance and the extent to which the strategic and business goals established for the Company are met.

The Compensation Committee of the Board of Directors held two meetings during the fiscal year ended January 31, 2005.

Members of the Compensation Committee

Robert J. McGill

David M. Vosen

Thomas E. Whytas

AUDIT COMMITTEE REPORT

In accordance with its written Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of management and its auditors in respect of corporate accounting, financial reporting practices, and the quality and integrity of the financial reports of the Company.  The independent auditors, not the Audit Committee, are responsible for planning and conducting independent audits of the Company’s financial statements in accordance with generally accepted accounting principles and applicable laws and regulations.

In this context, the Audit Committee has met and held discussions with the Company’s management and independent auditors.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with accounting principles generally accepted in the United States and applicable laws and regulations, and the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and the independent auditors.  The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Accounting Standards 61 (Communications with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the Company’s independent accountants their independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.  In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2005.

The Audit Committee of the Board of Directors held five meetings and was comprised of the following individuals during the fiscal year ended January 31, 2005:

Charles M. Foster, Jr.

(resigned as a Director May 28, 2004)

Robert J. McGill

David M. Vosen

Thomas E. Whytas

(elected to the Board of Directors on May 28, 2004 and appointed to the Audit Committee on that date)

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Tedder, James, Worden & Associates P.A. (“TJWA”) were the Company’s independent auditors for the fiscal years ended January 31, 2005 and 2004 upon recommendation by the Audit Committee of the Board of Directors.  The Company has selected TJWA to be its independent auditors for the fiscal year ending January 31, 2006.  Representatives from TJWA are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate inquiries.

The following table sets forth the aggregate fees billed by TJWA to the Company for the fiscal years ended January 31, 2005 and 2004 for audit and other professional services.

	Fiscal year ended January 31,

	2005		2004
Audit Fees	$152,000		$133,000
Audit-Related Fees	41,000	(1)	30,000
Tax Fees	43,000		20,000
All Other Fees	-		-

Total Fees	$236,000		$183,000

(1)

For the fiscal year ended January 31, 2005, Audit-Related Fees include current year billings and expected future billings from TJWA for professional services rendered in such period.

In the above table, in accordance with SEC rules and definitions, the terms “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” shall have the following meanings:

Audit Fees.  Audit Fees, which were $152,000 for fiscal year 2005 and were $133,000 for fiscal year 2004, are fees billed to the Company for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q, and services that were provided by TJWA in connection with statutory and regulatory filings or engagements. The Audit Fees for fiscal year 2005, which include fees billed by TJWA after January 31, 2005, were billed for the audit of the Company’s financial statements for fiscal year 2004.  The Audit Fees for fiscal year 2004, which include fees billed by TJWA after January 31, 2004, were billed for the audit of the Company’s financial statements for fiscal year 2004.

Audit-Related Fees.  Audit-Related Fees, which are expected to be $41,000 with respect to fiscal year 2005 and were $30,000 in fiscal year 2004, are fees billed to the Company for services provided to the Company and not included in the foregoing categories.  These fees are for the audit of the Company’s 401(k) plan as well as audit-related fees incurred for the Company’s restatement of its financial statements in December 2004 due to the denial of the Company’s income tax refund requests by the United States Internal Revenue Service.  This restatement was disclosed in the Company’s Form 10-K/A which was filed with the United States Securities and Exchange Commission on December 8, 2004.

Tax Fees.  Tax Fees, which were $43,000 in fiscal year 2005 and were $20,000 in fiscal year 2004, are fees billed to the Company for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  All Other Fees, which were $0 in fiscal year 2005 and were $0 in fiscal year 2004, are fees billed to the Company for services provided to the Company and not included in the foregoing categories.

The Audit Committee has considered whether the provision of the services identified under Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining the independence of the Company’s independent accountants, and determined that the provision of such services is compatible with such accountants’ independence.

In accordance with SEC rules, the engagement of our auditors and any non-audit services to be provided thereby shall be pre-approved by the Audit Committee or approved pursuant to policies and procedures established by the Audit Committee.

STOCK PERFORMANCE GRAPH

A five-year comparison of the performance of the Company’s Common Stock with a broad equity market index and a peer group is set forth below.  The broad equity market index used is the American Stock Exchange Market Value Index, and the peer group is an average of the stock prices of companies in the Aerospace/Defense Products and Services industry as of January 31 of each year presented.  The below comparison assumes that $100.00 was invested on January 31, 2000, and that all dividends were reinvested.

Company/Index/Market	Jan-00	Jan-01	Jan-02	Jan-03	Jan-04	Jan-05
Aerosonic Corporation	$100.00	$110.60	$175.96	$129.07	$ 71.76	$ 48.45
AMEX Market Value Index	$100.00	$108.12	$ 97.93	$ 95.38	$139.17	$166.04
Aerospace/Defense Industry	$100.00	$136.86	$158.62	$143.23	$187.81	$250.05

STOCKHOLDER PROPOSALS FOR 2006 PROXY STATEMENT

In order to be included in the Company’s proxy statement and form of proxy relating to the Company’s annual meeting of stockholders anticipated to be held in July 2006, proposals of stockholders must be received by the Company, at its executive offices, not later than March 1, 2006.  Proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The management has no information that any other matter will be brought before the Meeting.  If other matters are presented, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment, discretionary authority to do so being included in the proxy.

June 24, 2005

Clearwater, Florida

APPENDIX A

Amendment to the Restated Certificate of Incorporation, as amended, of Aerosonic Corporation

"FOURTH.

This Corporation shall have two classes of stock, Common Stock, $0.40 par value per share, and Preferred Stock, $0.001 par value per share.  The total number of shares that the Corporation shall have authority to issue is Forty Million (40,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock (the "Authorized Preferred").  Subject to the limitations prescribed by law and the provisions of this certificate of incorporation, the Board of Directors of the Corporation is authorized to issue the Authorized Preferred from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such Authorized Preferred.  Subject to the powers, preferences and rights of any Authorized Preferred, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation."